UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2011

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

5059 West 2100 South, Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 974-9474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 10, 2011, ActiveCare, Inc., a Delaware corporation (“ActiveCare” or “Registrant”), entered into a written agreement (the “Agreement”) with Sapinda Deutschland GmbH (“Sapinda”), pursuant to the terms of which Sapinda has agreed to advise and assist the Registrant in establishing an equity line of credit (the “Equity Line”) to provide up to $10 million in equity financing to ActiveCare.

Pursuant to the terms of the Agreement, the Registrant has the right to issue and sell to Sapinda or to investors introduced to the Registrant through Sapinda’s services (collectively, “Investors”), and Investors shall be obligated to purchase up to $10,000,000 of Common Stock of the Registrant (the “Commitment Amount”) subject to the terms and conditions set forth in the Agreement.  Sales under the Equity Line will be made by Registrant pursuant to stock purchase agreements entered into with the Investors.  Draws on the Equity Line will be entirely within the sole discretion and upon request of the Registrant, pursuant to written notices (“Draw Down Notices”).

The material terms of the Equity Line and the related commitment include the following:

•
The Registrant, may, in its sole discretion, make draw downs against the Commitment Amount (each a “Draw Down”) during the period commencing with the effective date of the Agreement (August 10, 2011) through September 30, 2014, which Draw Downs the Investors are obligated to accept, subject to the terms and conditions of the Agreement.

•
The first $5 million of financing available under the Commitment Amount is to be paid to the Registrant on or before November 15, 2011.  Thereafter, future Draw Downs will be as initiated by the Registrant under the Agreement, subject to the accomplishment of certain milestones related to the business activity of the Registrant.  The Registrant has received $900,000 prior to the execution of the Agreement, which is to be credited against the first financing under the Equity Line.  No shares of Common Stock have been issued in connection with this initial subscription amount.

•
The delivery of a Draw Down Notice by the Registrant triggers a pricing period (“Pricing Period”) of 60 consecutive trading days.  The Draw Down Notice indicates the dollar amount of the Draw Down (the “Investment Amount”) the Registrant wishes to exercise and the minimum price per share that it will accept for the securities to be sold under the notice (the “Safety Net Price”).  The Registrant is not required to sell any securities under the Draw Down Notice at a price below the Safety Net Price.  Under no circumstances will the Registrant be required to sell any securities under the Equity Line at a price that is less than $0.50 per share.

•
Only one Draw Down is allowed in each Draw Down Pricing Period.  Subject to the Safety Net Price indicated in the Draw Down Notice and the minimum price of $0.50 per share, the number of shares of Common Stock purchased by Investors with respect to each Draw Down is to be determined by dividing the Draw Down Amount by the applicable Subscription Price (equal to 70% of the volume weighted average price reported by Bloomberg during the Pricing Period.

•	Funding under each Draw Down Notice is to occur on the first trading day following the 60-trading day Pricing Period covered by the notice.

•
The shares of Common Stock issuable pursuant to the Equity Line will be issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and or other rules and regulations promulgated thereunder.

As consideration for its assistance in establishing the Equity Line and for the other services to be provided by Sapinda under the Agreement, the Registrant has agreed to appoint up to two director nominees of Sapinda to the Registrant’s Board of Directors.  Sapinda will also be paid a fee of up to $2 million (if the full Commitment Amount is drawn under the Equity Line, or 20 percent of the amount actually drawn if less than $10 million is drawn by Registrant).

The disclosures herein relating to the Agreement and the Equity Line do not purport to be a complete description of the arrangement, and they are qualified in their entirety by reference to the Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 7.01.  Regulation FD Disclosure.

On October 18, 2011, the Registrant issued a press release relating to the Agreement and the Equity Line.  The press release is attached hereto as Exhibit 99 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the information in this section of this Report shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

Item 9.01

A copy of the press release referenced in Item 7.01 and a copy of the Agreement referenced in Item 1.01 are included with this Current Report as exhibits.

(d)  Exhibits.

10.1           Agreement with Sapinda Deutschland GmbH dated October 10, 2011

99.1           Press Release dated October 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton Chief Financial Officer

Date: October 18, 2011